NEITHER  THIS NOTE NOR THE SHARES OF COMMON  STOCK INTO WHICH THIS NOTE
         MAY BE CONVERTED HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND THE SHARES OF COMMON STOCK INTO WHICH THESE NOTES MAY BE CONVERTED ARE OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(2) OF THE SECURITIES ACT, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED PURSUANT THERETO. NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK INTO WHICH THIS NOTE MAY BE CONVERTED MAY BE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION AND ITS COUNSEL THAT
         SUCH  REGISTRATION  IS NOT  REQUIRED.  IN  ADDITION,  THE NOTES AND THE
         SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES ARE SUBJECT TO THE PROVISIONS OF THE HOLDERS AGREEMENT DATED AS OF FEBRUARY 1, 1999 AMONG THE CORPORATION AND EACH PURCHASER OF THE NOTES, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE CORPORATION AND WILL BE FURNISHED TO THE HOLDER ON REQUEST. BY ACCEPTANCE OF THIS NOTE, THE HOLDER AGREES TO BE BOUND BY THE PROVISIONS OF THE HOLDERS AGREEMENT.

                          BLC FINANCIAL SERVICES, INC.
                    9% CONVERTIBLE SUBORDINATED NOTE DUE 2003
                        CONVERSION PRICE $3.50 PER SHARE
                                    SERIES I

$000,000.00                                                      ______, 1999
-----------


                  FOR VALUE RECEIVED, the undersigned, BLC FINANCIAL SERVICES, INC., a Delaware corporation (the "Corporation"), hereby promises to pay to the order of (the "Holder") in lawful money of the United States of America and in immediately available funds, the principal amount of Dollars ($000,000.00), together with interest (as provided below) on the unpaid principal amount of this Note outstanding from time to time, from the date hereof until any applicable Conversion Date, Redemption Date or the Maturity Date (as such terms are defined below), as the case may be.

                  This Note is issued to the Holder pursuant to that certain Subscription Agreement dated as of , 1999 (the "Subscription Agreement") between the Corporation and the Holder and, accordingly, is subject to all of the terms and conditions set forth therein. All capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Subscription Agreement. This Note is one of a series of identical notes (the "Notes") issued to certain holders (the "Holders") in a private placement exempt from the registration requirements of the Securities Act.

                  Principal of, premium, if any, and interest on this Note will be payable (i) at the Corporation's principal executive office located at 645
Madison Avenue, New York, New York 10022, or at such other location as designated by the Corporation, (ii) at the option of either the Corporation or the Holder, by check mailed to the Holder at its address set forth in the register of holders of Notes (or at such other address designated by the Holder in writing) or (iii) at the Holder's option, by wire transfer to an account designated by Holder in writing.

                  1. Interest. This Note shall bear interest (computed on the basis of a 360 day year (comprised of twelve 30-day months) for the actual number of days elapsed) at the rate of 9% per annum, commencing on the date hereof (the "Issue Date"), accrued annually, and payable quarterly in arrears on the January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 1999 (each an "Interest Payment Date"). Interest will be paid to the person in whose name this Note is registered at the close of business on the January 1, April 1, July 1 and October 1 immediately preceding each relevant interest payment date.

                  2. Principal. The unpaid principal balance of this Note, together with accrued but unpaid interest thereon, shall be due and payable on February 1, 2003 (the "Maturity Date").

                  3. Subordination. This Note is subordinated in all respects to the Senior Indebtedness (as defined below) of the Corporation. "Senior Indebtedness" means (i) the principal of, and premium, if any, and interest on any Indebtedness of the Corporation to any bank or other institutional lender, plus interest and expenses with respect thereto, and (ii) any refinancings, deferrals, refundings, replacements, extensions and renewals of or amendments, modifications or supplements thereto. "Indebtedness" means, with respect to any person, (i) any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) all obligations of the person with respect to interest rate hedging arrangements to hedge interest rates relating to Indebtedness of such person, (iii) any deferred payment obligation of, or any such obligation guaranteed by, such person for the payment of the purchase price of property or assets evidenced by a note or similar instrument and (iv) any obligation of, or any such obligation guaranteed by, such person for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of such person under generally accepted accounting principles.

                  4. Conversion. (a) The Notes will be convertible at the option of the Holder, unless previously converted, redeemed or repurchased, in whole or in part, at any time and from time to time, on 30 days' prior written notice, into shares of Common Stock, $.01 par value, of the Corporation (the "Common Stock"), following the last issuance of the Notes until the close of business on the Business Day immediately preceding the Maturity Date, unless previously converted, redeemed or repurchased, at a conversion price per share of $3.50 (the "Conversion Ratio"). Accrued and unpaid interest on the Notes converted to the date of conversion will be paid at conversion.

                  (b) In order to exercise the right of conversion attaching to the Notes, the Holder must (i) deliver to the Corporation a written notification of the Holder's intent to convert (the "Notice of Conversion") all or a specified portion of the Notes held by such Holder, at least 30 days prior to the conversion date specified in the Notice of Conversion (the "Conversion Date") and (ii) deliver the Note at the specified office of the Corporation, accompanied by a duly signed and completed Notice of Conversion on such Conversion Date.

                  (c) (i) The Conversion Ratio is subject to adjustment as set forth below in the event the Corporation should at any time, or from time to time after the date of issuance of the Notes, fix a record date for the effectuation of a split or subdivision of the outstanding shares of the Common Stock or the determination of holders of the Common Stock entitled to receive a dividend or other distribution payable in additional shares of the Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly additional shares of the Common Stock (hereinafter referred to as the "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of the Common Stock (or the Common Stock Equivalents issuable upon conversion or exercise thereof). In such case, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Ratio shall be appropriately adjusted so that the number of shares of the Common Stock issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.

                      (ii) If the number of shares of the Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of the Common Stock, then, following the record date of such combination, the Conversion Ratio shall be appropriately adjusted so that the number of shares of the Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

                      (iii) In the case of (x) any reclassification or change of the Common Stock or (y) a consolidation, merger or combination involving the Corporation or a sale or conveyance to another corporation of the property and assets of the Corporation as an entirety or substantially as an entirety, in each case as a result of which Holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets of such reorganized, consolidated or merged Corporation which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which the Corporation's stockholders may exercise rights of election that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares).

                      (iv) No adjustment in the Conversion Ratio will be required unless such adjustment would require a change of at least 1 % of the Conversion Ratio then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the Conversion Ratio will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or having the right to purchase any of the foregoing.

                      (v) Any sales, transfer, use or other similar taxes imposed as a result of the transfer of the Common Stock upon conversion of this
Note in accordance with its terms shall be borne by the Holder.

                    5. Redemption. (a) The Notes will be redeemable at the option of the Corporation unless previously converted, redeemed or repurchased, on written notice as described below, in whole or in part, at any time and from time to time, if for five or more days in any 20-Trading Day period (whether or not consecutive) the Market Price per share of Common Stock is greater than $3.50, at a redemption price equal to 105 % of the principal amount of the Notes to be redeemed plus all accrued and unpaid interest thereon to the date of redemption, provided that such notice of redemption shall be delivered no later than 10 days after the expiration of such 20-day Trading Period. In addition, the Notes will be redeemable at the option of the Corporation unless previously converted, redeemed or repurchased, on written notice as described below, in whole or in part, at any time and from time to time, from the proceeds of one or more underwritten primary public offerings of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a redemption price equal to 105 % of the principal amount of the Notes being redeemed plus all accrued and unpaid interest thereon to the date of redemption. Upon delivery of any notice of redemption by the Corporation, a Holder may elect, in the manner specified below, to convert the Notes to be redeemed at the Conversion Ratio.

                      (b) If less than all of the Notes are to be redeemed, the Notes will be chosen for redemption by the Corporation on a pro rata basis or by lot or by a method that complies with applicable legal requirements.

                      (c) In order to exercise the right of redemption attaching to the Notes, the Corporation must deliver to each Holder a written notification of the Corporation's intent to redeem (the "Notice of Redemption") all or a specified portion of the Notes held by such Holder, at least 60 days prior to the redemption date (the "Redemption Date") specified in the Notice of Redemption. Such Notice of Redemption shall specify (i) the Redemption Date on which the Holder must deliver the Notes to be redeemed at the specified office of the Corporation, (ii) the principal amount of Notes of such Holder to be redeemed and (iii) the redemption price to be paid by the Corporation in respect of such Notes.

                      (d) For a period of 30 days after delivery by the Corporation of a Notice of Redemption, the Holder shall retain its right of conversion (at the Conversion Ratio) attaching to the Notes specified in the Notice of Redemption to be redeemed. In order to exercise such right of conversion, the Holder must (i) deliver a Notice of Conversion with respect to all or a portion of the Notes to be redeemed at least 30 days prior to the Redemption Date specifying a Conversion Date no later than the Redemption Date and (ii) deliver the Note at the specified office of the Corporation, accompanied by a duly signed and completed Notice of Conversion on such Conversion Date.

                      (e) If less than all the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Corporation on a pro rata basis or by lot or by such method as the Corporation shall deem fair and appropriate, provided that no Notes of $1,000 or less will be redeemed in part. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

                    6. Covenants. (a) Without the prior written consent of holders of a majority of the aggregate principal amount of Notes outstanding, the Corporation shall not:

                         (i)  except  for  transactions  listed  on  Schedule  I
hereto, conduct any transaction with any affiliate of the Corporation, any shareholder of the Corporation or any affiliate of such shareholder, other than on an arms-length basis; and

                         (ii) cancel or  compromise  any claim or debt in excess
of $10,000, except for adequate consideration, as determined in the sole discretion of the Board of Directors of the Corporation, or in the ordinary course of its business; or

                         (iii)  consolidate with or merge with or into any other
person, or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to any persons or group of affiliated persons unless at the time and after giving effect thereto (A) either
(x) the Corporation shall be the continuing corporation or (y) the corporation or other entity formed by such consolidation or into which the Corporation is merged or to which such sale, assignment, transfer, lease, conveyance or disposition shall have been made (the "Surviving Entity"), is a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all obligations of the Corporation under the Notes; (B) immediately prior to such transaction and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (C) the consolidated net worth of the Corporation (or the Surviving Entity) shall at least equal the consolidated net worth of the Corporation immediately prior to such transaction.

                  Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Corporation under the Notes with the same effect as if the Surviving Entity had been named as the Corporation therein, and the Corporation shall be discharged from any obligations under the Notes.

                  (b) As soon as available and in any event not later than 90 days after the end of each of the first three quarters of the fiscal year, the Corporation shall furnish to the Holder a brief summary of the results of its operations and unaudited financial statements which fairly present, in all material respects, its financial position and results of operations for the preceding fiscal quarter, and such financial statements (including the related notes, where applicable) shall be prepared in accordance with generally accepted accounting principles consistently applied during the periods involved.

                  (c) As soon as available and in any event not later than 120 days after the end of each fiscal year, the Corporation shall furnish to the Holder a brief summary of the results of its operations and audited financial statements which fairly present, in all material respects, its financial position and results of operations for the preceding fiscal year, and such financial statements (including the related notes, where applicable) shall be prepared in accordance with generally accepted accounting principles consistently applied during the periods involved.

                  7. Events of Default. The following shall constitute Events of Default under this Note:

                  (a) failure by the Corporation to make any payment of interest required under this Note and such failure remains unremedied for 10 days;

                  (b) failure by the Corporation to make any payment of the principal or premium, if any, of any Note when the same becomes due and payable at maturity, by acceleration or otherwise;

                  (c) any representation or warranty made by the Corporation under or in connection with any document executed and delivered in connection with the Notes shall prove to have been incorrect in any materially adverse respect when made;

                  (d) the Corporation shall fail to perform or observe any other term, covenant or agreement contained in any Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for 60 days after written notice thereof shall have been given to the Corporation by any Holder;

                  (e) a default occurs under any mortgage, indenture, instrument or agreement under which there may be issued or by which there may be secured or evidenced any indebtedness of the Corporation in excess of $1,000,000, whether such indebtedness now exists or shall hereafter be created, and such indebtedness shall be declared due and payable prior to its stated maturity;

                  (f) any final judgment for the payment of money in excess of $1,000,000 (not covered by insurance) is entered by a court of competent jurisdiction against the Corporation and such judgment remains undischarged for a period (during which execution shall not be effectively stayed) of 60 days;

                  (g) the Corporation pursuant to or within the meaning of any bankruptcy law: (1) commences a voluntary case; (2) consents to the entry of an order for relief against it in an involuntary case; (3) consents to the appointment of a custodian of it or for all or substantially all of its property; (4) makes a general assignment for the benefit of its creditors; or
(5) admits in writing its inability generally to pay its debts as the same become due;

                  (h) a court of competent jurisdiction enters an order or decree under any bankruptcy law that: (1) is for relief against the Corporation in an involuntary case; (2) appoints a custodian of the Corporation or for all or substantially all of the property of the Corporation; or (3) orders the liquidation of any of the Corporation and the order or decree remains unstayed and in effect for 60 days; or

                  (i) a court of competent jurisdiction enters a final judgment holding any of the documents delivered in connection with the Notes to be invalid or unenforceable and such judgment remains unstayed and is in effect for a period of 60 consecutive days; or if the Corporation shall assert, in any pleading filed in such a court, that any of the documents delivered in connection with the Notes are invalid or unenforceable.

                  If an Event of Default (other than an Event of Default specified in clause (g) or (h) above with respect to the Corporation) occurs and is continuing, then and in every such case, the holders of at least a majority in principal amount of the then outstanding Notes, by notice to the Corporation, may declare the unpaid principal of, premium, if any, and any accrued interest on all the Notes to be due and payable. Upon such declaration, the principal, premium, if any, and interest on the Notes shall be due and payable immediately. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Corporation, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Note holder.

                  The holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the holders of all the Notes, waive any past Default or Event of Default and its consequences, except a Default in the payment of principal, of premium, if any, or interest on the Notes (other than the nonpayment of principal, of premium, if any, and interest on the Notes that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the Notes that cannot be modified or amended without the consent of all holders of Notes.

                  8.       Miscellaneous.

                  8.1 Section Headings. The section headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

                  8.2 Amendment and Waiver. No provision of this Note may be amended or waived unless the Corporation shall have obtained the written agreement of holders of a majority in aggregate principal amount of the Notes then outstanding. No failure or delay in exercising any right, power or privilege hereunder, shall imply or otherwise operate as a waiver of any rights of the Holder, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

                  8.3      Assignment and Transfer.

          NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK INTO WHICH THIS NOTE MAY BE CONVERTED HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND SUCH SHARES OF COMMON STOCK ARE OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(2) OF THE SECURITIES ACT, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED PURSUANT THERETO. NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK INTO WHICH THIS NOTE MAY BE CONVERTED MAY BE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED. IN ADDITION, THE SHARES OF COMMON STOCK, ISSUABLE UPON CONVERSION OF THE NOTES ARE SUBJECT TO THE PROVISIONS OF THE HOLDERS AGREEMENT DATED AS OF FEBRUARY 1, 1999 AMONG THE CORPORATION AND INVESTORS, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE CORPORATION AND WILL BE FURNISHED TO THE HOLDER ON REQUEST. BY ACCEPTANCE OF THIS NOTE, THE HOLDER AGREES TO BE BOUND BY THE PROVISIONS OF THE HOLDERS AGREEMENT.

                  8.4 Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any conflicts of laws principles thereof that would otherwise require the application of the law of any other jurisdiction.

                  8.5 Lost, Stolen, Destroyed or Mutilated Note. Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Note and of a letter of indemnity reasonably satisfactory to the Corporation from the holder of this Note, and upon surrender or cancellation of this Note if mutilated, the Corporation shall make and deliver a new note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

                  8.6 Waiver of Presentment, Etc. Except as otherwise provided herein, presentment, demand, protest, notice of dishonor and all other notices are hereby expressly waived by the Corporation.

                  8.7 Usury. Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable. If the rate of interest called for under this Note at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable. If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the maximum rate legally enforceable, which in no event shall exceed the rate otherwise provided for in this Note.

                  8.8 Notices. Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and either shall be delivered in person with receipt acknowledged, by registered or certified mail, return receipt requested, postage prepaid or by Federal Express or other overnight service, addressed (a) if to the Corporation, to 645 Madison Avenue, New York, New York 10022, Attention: Robert F. Tannenhauser, and
(b) if to the Holder, or to such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, request, instruction or other document to be given hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged; one business day after the same shall have been sent by overnight courier or other overnight service; and three business days after the same shall have been deposited with the United States mail.

                  IN WITNESS WHEREOF, the Corporation has executed and delivered this Note as of the date hereinabove first written.

                                        BLC FINANCIAL SERVICES, INC.



                                        By: _____________________________
                                        Name:   Robert F. Tannenhauser
                                        Title:  President and Chief Executive
                                                Officer